EXHIBIT 4.8

DOMINION RESOURCES, INC.

CONSOLIDATED NATURAL GAS COMPANY

and

THE BANK OF NEW YORK

Trustee

Second Supplemental Indenture

Dated as of June 27, 2007

To Indenture dated as of October 1, 2001

between

Consolidated Natural Gas Company

and

The Bank of New York, Trustee

THIS SECOND SUPPLEMENTAL INDENTURE is made as of the 27th day of June, 2007, by and between DOMINION RESOURCES, INC., a Virginia corporation, having its principal office at 120 Tredegar Street, Richmond, Virginia, 23219 (the “Company”), CONSOLIDATED NATURAL GAS COMPANY, a Delaware corporation (the “Predecessor Company”), and The Bank of New York (as successor trustee to Bank One Trust Company, National Association (“Bank One”)), as trustee (hereinafter referred to as the “Trustee”).

WITNESSETH:

WHEREAS, the Predecessor Company has heretofore executed and delivered to the Trustee an indenture dated as of October 1, 2001, as heretofore amended, supplemented or otherwise modified (the “Indenture”);

WHEREAS, in connection with the Indenture, the Predecessor Company, as Sponsor (as defined therein), entered into that certain Amended and Restated Trust Agreement of Dominion CNG Capital Trust I, dated as of October 16, 2001 (the “Trust Agreement”), among Bank One, as predecessor Property Trustee (as defined therein), Bank One Delaware, Inc., as Delaware Trustee (as defined therein), and the Administrative Trustees (as defined and named therein);

WHEREAS, the Predecessor Company is designated as the Common Securities Holder (as defined in the Trust Agreement) under the Trust Agreement;

WHEREAS, in connection with the Trust Agreement, the Predecessor Company, as guarantor, entered into that certain Guarantee Agreement, dated as of October 23, 2001 (the “Guarantee Agreement”), among the Predecessor Company and the Bank One, as predecessor trustee;

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of June 27, 2007, by and among the Predecessor Company and the Company (the “Merger Agreement”), the Predecessor Company has agreed to merge with and into the Company, the parent entity of the Predecessor Company (the “Merger”), on the effective date and time of the Merger as specified in the Merger Agreement (the “Effective Time”);

WHEREAS, on the Effective Time, (i) the separate existence of the Predecessor Company will cease, and (ii) the Company will survive as the continuing entity;

WHEREAS, Section 11.1 of the Indenture provides that the Predecessor Company may not consolidate with or merge into any Person unless, among other things, (i) the Person expressly assumes, by a supplemental indenture, (a) the due and punctual payment of the principal of and any premium and any interest on all the Securities, and (b) the performance of every covenant of the Indenture on the part of the Predecessor Company to be performed or observed, and (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing;

WHEREAS, pursuant to Section 11.2 of the Indenture, upon the Predecessor Company’s merger into the Company in accordance with Section 11.1 thereto, the Company shall succeed to, and be substituted for, the Predecessor Company and thereafter from time to time the Company may exercise each and every right and power of the Predecessor Company under the Indenture with the same effect as if the Company had been named in the Indenture as a party thereto;

WHEREAS, Section 10.1 of the Indenture provides that the Predecessor Company, when authorized by a Resolution of the Predecessor Company, and the Trustee may enter into a supplemental indenture without the consent of any Securityholders or any holders of Preferred Securities to evidence the succession of another Person to the Predecessor Company, and the assumption by any such successor of the covenants, agreements and obligations of the Predecessor Company contained therein pursuant to Articles Eleven thereto;

WHEREAS, to comply with Sections 10.1, 11.1 and 11.2 of the Indenture, the Predecessor Company desires that the Company assume, from and after the Effective Time, the due and punctual payment of the principal of and any premium and interest on all the Securities outstanding as of the date hereof and the performance and observance of each and every covenant and condition of the Indenture on the part of the Predecessor Company to be performed or observed;

WHEREAS, the Trust Agreement permits the Company to succeed the Predecessor Company as Sponsor (as defined in the Trust Agreement) following the Merger provided the Company agrees in writing to perform the Predecessor Company’s obligations as Sponsor (as defined in the Trust Agreement);

WHEREAS, Section 7.9(b)(ii) permits the Predecessor Company to transfer the Common Securities (as defined in the Trust Agreement) as a result of the Merger;

WHEREAS, Section 9.1 of the Guarantee Agreement permits the Company to succeed the Predecessor Company as guarantor following the Merger provided the Company agrees in writing to perform the Predecessor Company’s obligations as guarantor;

WHEREAS, the Predecessor Company has delivered to the Trustee, or caused to be delivered to the Trustee on its behalf, an Officers’ Certificate and an Opinion of Counsel each stating that the Merger and this Second Supplemental Indenture comply with Section 11.1 of the Indenture and that all conditions precedent provided for in the Indenture, the Trust Agreement and the Guarantee Agreement, relating to the foregoing have been complied with; and

WHEREAS, all things necessary to authorize the assumption by the Company of the Predecessor Company’s obligations under the Indenture, the Trust Agreement, the Guarantee Agreement, and the Securities outstanding as of the date hereof, from and after the Effective Time, and to make this Second Supplemental Indenture a valid, binding and legal instrument have been done and performed and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby mutually covenant and agree as follows:

1. Definitions. Capitalized terms used herein and not defined herein have the meaning ascribed to such terms in the Indenture.

2. Assumption of Obligations. Pursuant to Sections 11.1 and 11.2 of the Indenture, the provisions of the Trust Agreement and the Guarantee Agreement, the Company hereby expressly assumes, from and after the Effective Time, (i) the due and punctual payment of the principal of and any premium and interest on all the Securities outstanding as of the date hereof, (ii) the performance and observance of each and every covenant and condition of the Indenture on the part of the Predecessor Company to be performed or observed, (iii) the performance and observance of each and every covenant and condition of the Trust Agreement on the part of the Predecessor Company to be performed or observed as Sponsor (as defined in the Trust Agreement), and (iv) the performance and observance of each and every covenant and condition of the Guarantee Agreement on the part of the Predecessor Company to be performed or observed.

3. Succession and Substitution. Pursuant to Sections 11.1 and 11.2 of the Indenture, the provisions of the Trust Agreement and the Guarantee Agreement, from and after the Effective Time, by virtue of the aforesaid assumption and the delivery of this Second Supplemental Indenture, the Company hereby succeeds to and is substituted for the Predecessor Company with the same effect as if it had been named in the Indenture, the Trust Agreement, the Guarantee agreement and the Securities outstanding as of the date hereof, as a party thereto, and hereafter from time to time the Company may exercise each and every right and power of the Predecessor Company under the Indenture, the Trust Agreement, the Guarantee Agreement and the Securities outstanding as of the date hereof, in the name of the Predecessor Company or its own name; and any act or proceeding by any provision of the Indenture, the Trust Agreement, the Guarantee Agreement and the Securities outstanding as of the date hereof, required or permitted to be done by any board of officer of the Predecessor Company may be done with like force and effect by the like board or officer of the Company.

4. Transfer of Common Securities. At the Effective Time, the Common Securities (as defined in the Trust Agreement) will be transferred by operation of law to the Company so that Dominion CNG Capital Trust I will become a legal direct subsidiary capital trust of the Company.

5. Effectiveness and Operativeness. This Second Supplemental Indenture shall be deemed to have become effective, and the provisions provided for in this Second Supplemental Indenture shall be deemed to have become operative, immediately as of the Effective Time.

6. Ratification of Indenture; Second Supplemental Indenture Part of Indenture. The Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided; and all terms, conditions and provisions of the Indenture shall remain in full force and effect.

7. Evidence of Merger. Following the effectiveness of the Merger, the Company will provide the Trustee with an Assistant Corporate Secretary’s Certificate which will have attached as exhibits evidence of the consummation of the Merger issued by the Secretary of State of the State of Delaware and the Virginia State Corporation Commission.

8. Addresses. Pursuant to the authority set forth in Section 10.01 of the Indenture, the addresses of the Company and the Trustee specified in any provision of the Indenture shall be hereby amended and restated as follows:

Company:	Trustee:

Dominion Resources, Inc. 120 Tredegar Street Richmond, Virginia 23233	The Bank of New York 101 Barclay Street, 8W New York, New York 10286 Attention: Global Corporate Trust

9. Legend. Following the effectiveness of the Merger, the Trustee is authorized and directed to affix the following legend to any Global Debenture relating to any Securities outstanding as of the date hereof:

EFFECTIVE AS JUNE 30, 2006 BY VIRTUE OF THE MERGER OF CONSOLIDATED NATURAL GAS COMPANY, A DELAWARE CORPORATION (“CNG”), WITH AND INTO DOMINION RESOURCES, INC., A VIRGINIA CORPORATION (“DOMINION”), AND PURSUANT TO THAT CERTAIN SECOND SUPPLEMENTAL INDENTURE, DATED AS OF JUNE 27, 2007, BY AND BETWEEN DOMINION, CNG, AND THE BANK OF NEW YORK (AS SUCCESSOR TRUSTEE TO BANK ONE TRUST COMPANY, NATIONAL ASSOCIATION), AS TRUSTEE, DOMINION HAS ASSUMED ALL OF THE OBLIGATIONS OF CNG WITH RESPECT TO THE SECURITIES REPRESENTED BY THIS GLOBAL DEBENTURE.

10. Governing Law. This Second Supplemental Indenture shall be governed by the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State (without regard to conflicts of laws principles thereof).

11. Recitals; Trustee Makes No Representation. The recitals herein contained are made by the Predecessor Company and the Company and not by the Trustee and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

12. Headings. The section headings herein are for convenience only and shall not effect the construction thereof.

13. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

[The rest of this page has been left blank. Signatures appear on the following page.]

IN WITNESS WHEREOF, each party hereto has caused this instrument to be signed in its name and behalf by its duly authorized officer, all as of the day and year first above written.

DOMINION RESOURCES, INC.

By:	/s/ G. Scott Hetzer
Name:	G. Scott Hetzer
Title:	Senior Vice President and Treasurer

CONSOLIDATED NATURAL GAS COMPANY

By:	/s/ G. Scott Hetzer
Name:	G. Scott Hetzer
Title:	Senior Vice President and Treasurer

THE BANK OF NEW YORK, as Trustee

By:	/s/ Van K. Brown
Name:	Van K. Brown
Title:	Vice President